Exhibit 2.1

AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT, dated as of July 25, 2025 (this “Amendment”), amends the Business Combination Agreement, dated as of April 22, 2025 (the “BCA”), by and among (a) Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), (b) Twenty One Capital, Inc., a Texas corporation (“Pubco”), (c) Twenty One Merger Sub D, a Cayman Islands exempted company (“SPAC Merger Sub”), (d) Twenty One Assets, LLC, a Delaware limited liability company (the “Company”), (e) each of the holders of the outstanding Company Interests named on Annex I thereto (the “Sellers”) and (f) solely for the purposes of the SoftBank Provisions, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank” and together with SPAC, Pubco, SPAC Merger Sub, the Sellers and the Company, the “Parties” and each a “Party”), is made and entered into by and between the Parties.

RECITALS

WHEREAS, Section 12.9 of the BCA sets forth that the BCA may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties; and

WHEREAS, the Parties desire to amend certain provisions of the BCA as set forth in this Amendment, in accordance with Section 12.9 of the BCA.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT

1.	Definitions. Except as otherwise provided herein or if context otherwise requires, capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the BCA.

2.	Amendments to the BCA. The Parties hereby agree that the BCA shall be deemed to be amended as follows:

2.1 Recitals of the BCA. The eleventh paragraph of the Recitals is hereby deleted in its entirety and replaced by the following:

WHEREAS, in accordance herewith, (a) following the date of this Agreement, Tether shall (i) purchase a number of Bitcoin equal to the Initial PIPE Net Proceeds (such number of Bitcoin, the “Initial PIPE Bitcoin”), which Initial PIPE Bitcoin shall be sold by Tether to Pubco at the Closing, at a purchase price equal to the Initial PIPE Net Proceeds, and (ii) purchase an additional number of Bitcoin equal to the Option Note Net Proceeds (such number of Bitcoin, the “Option PIPE Bitcoin”), which Option PIPE Bitcoin shall be sold by Tether to Pubco at the Closing, at a purchase price equal to the Option Note Net Proceeds, and (b) at the Closing, Tether shall contribute the Additional PIPE Bitcoin (as defined below) to Pubco;

2.2 Section 1.1 of the BCA. The definition of “Additional PIPE Bitcoin Purchase Price” in Section 1.1 of the BCA is hereby deleted in its entirety and replaced by the following:

“Additional PIPE Bitcoin Purchase Price” means the amount (expressed in U.S. dollars) resulting from the product of (i) the Additional PIPE Bitcoin and (ii) $84,863.57.

2.3 Section 8.23(a) of the BCA. Section 8.23(a) of the BCA is hereby deleted in its entirety and replaced by the following:

(a) Tether acknowledges and agrees that (i) it has purchased or will purchase the Additional PIPE Bitcoin and has or will place the Additional PIPE Bitcoin into a digital wallet held or operated by or on behalf of Tether, and which content of such digital wallet shall be viewable publicly, (ii) neither the Additional PIPE Bitcoin nor such digital wallet shall be subject to any Liens (other than Permitted Liens), (iii) Tether shall take commercially reasonable steps to protect such digital wallet and the Additional PIPE Bitcoin, (iv) prior to the Additional PIPE Bitcoin Sale, Tether shall not sell or transfer the Additional PIPE Bitcoin or such digital wallet, except for any transfer of all or a portion of the Additional PIPE Bitcoin between digital wallets held or operated by or on behalf of Tether, and (v) Tether shall have the exclusive ability to control such digital wallet, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means.

3.	Authority Relative to Amendment. Each Party hereto represents and warrants that it has all requisite company or corporate power and authority to execute and deliver this Amendment. This Amendment constitutes, assuming due authorization, execution, and delivery by the other Parties hereto, a legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to any Enforceability Exceptions.

4.	Effectiveness. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the BCA shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the BCA.

5.	References to the BCA. After giving effect to this Amendment, each reference in the BCA to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the BCA shall refer to the BCA as amended by this Amendment. All references in the BCA to “the date hereof” or “the date of this Agreement” shall refer to April 22, 2025.

6.	Entire Agreement. This Amendment, the BCA (including the Exhibits thereto) and the Ancillary Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

7.	Expenses. All Expenses incurred in connection with this Amendment and the transactions contemplated hereby will be reimbursed in accordance with Section 12.5 of the BCA.

8.	Other Provisions. The provisions of Article XII (Miscellaneous) of the BCA shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the BCA as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Business Combination Agreement to be duly executed as of the date first above written.

SPAC:

CANTOR EQUITY PARTNERS, INC.

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

Pubco:

TWENTY ONE CAPITAL, INC.

By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Secretary

SPAC Merger Sub:

TWENTY ONE MERGER SUB D

By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Director

The Company:

TWENTY ONE ASSETS, LLC

By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Secretary

The Sellers:

TETHER INVESTMENTS, S.A. DE C.V.

By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

IFINEX, INC.

By:	/s/ Paolo Ardoino
Name:	Paolo Ardoino
Title:	Director

Solely for certain limited purposes specified herein:

SoftBank:

STELLAR BEACON LLC

By:	/s/ Karol Niewiadomski
Name:	Karol Niewiadomski
Title:	Manager

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